Exhibit 99.1

OptimumBank Holdings, Inc. – Q2 2026 Earnings Webcast Script

Seth Denison

Slide 1

Good afternoon, everyone, and thank you for joining us today for OptimumBank Holdings, Inc.’s Second Quarter 2026 Earnings Webcast.

The second quarter represents another milestone in the evolution of OptimumBank. During the quarter, we continued to build upon the momentum established over the past several years, delivering record quarterly earnings while surpassing $1.4 billion in total assets for the first time in the Company’s history. These results reflect the continued execution of our relationship-based banking strategy, disciplined credit culture, and our focus on creating long-term value for shareholders.

Beyond our financial performance, the second quarter was also transformational from a corporate perspective.

In May, the Company announced a planned executive leadership transition, with our long-serving Chairman, Moishe Gubin, assuming the additional role of Chief Executive Officer, while veteran banking executive Braden Smith joined OptimumBank as President. This transition was designed to position the Company for its next phase of growth while maintaining the continuity that has defined OptimumBank for more than twenty-five years.

We also completed an important simplification of our capital structure through the exchange of all outstanding Series B and Series C Convertible Preferred Stock into non-voting common stock. Because the preferred shares had already been reflected in our fully diluted share count, the transaction had minimal impact on dilution while creating a simpler and more transparent capital structure for investors going forward.

Operationally, we also continued expanding our lending platform. During the quarter, OptimumFinance completed its first transaction, providing another avenue for growth while allowing the Company to leverage third-party capital alongside our traditional banking platform. Combined with the earlier formation of OptimumFunding, these initiatives broaden our product offerings and create additional opportunities to serve our customers while diversifying future earnings streams.

The investment community has also continued to recognize our progress. During the quarter, OptimumBank earned two nationally recognized distinctions, including being ranked the 49th best-performing community bank in the nation by S&P Global Market Intelligence and being recognized by Raymond James as a Community Bankers Cup recipient, placing OptimumBank among the top-performing publicly traded community banks in the country.

That recognition has also extended to the research community. During the quarter, Brean Capital and A.G.P./Alliance Global Partners initiated research coverage with Buy ratings, while Compass Point upgraded its rating on OptimumBank from Neutral to Buy. Together, these developments expanded independent research coverage while reinforcing growing institutional awareness of the Company’s financial performance, disciplined execution, and long-term growth strategy.

While external recognition is certainly encouraging, our focus remains unchanged. Every day, we remain committed to serving our customers, supporting our communities, and executing on the strategy that has produced these results. We believe that continued execution will create lasting value for our shareholders over the long term.

Slide 2

Today’s call may include forward-looking statements based on management’s current expectations, assumptions, and beliefs about OptimumBank’s business and the environment in which it operates. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.

The call is being recorded, and we refer you to our SEC filings, including our most recent Form 10-Q, for additional information regarding risk factors and forward-looking statements.

Additionally, references will be made during this call to non-GAAP financial results. Investors are encouraged to review these non-GAAP financial measures as identified in the presentation deck.

Slide 3

Joining me today are Moishe Gubin, Chairman of the Board and Chief Executive Officer; Braden Smith, President; and Elliot Nunez, Chief Financial Officer and Executive Vice President.

This leadership team combines decades of banking, financial, and executive leadership experience and is well positioned to guide the Company’s continued growth.

After this brief presentation, Moishe, Braden and Elliot will be available for any viewers questions during the Q&A session.

With that, I’ll turn it over to Moishe to begin the presentation.

Moishe Gubin

Slide 4

Thank you, Seth, and good afternoon, everyone.

Thank you for joining us today and for your continued support of our beloved bank.

When I look at Slide 4, I’m reminded that our performance this quarter is the result of a strategy we have consistently executed over many years.

Since opening our doors in 2000, our mission has remained the same: build a relationship driven community bank that serves its customers while creating long term value for shareholders. What has changed is the scale of the opportunity before us.

Over the past several years, we’ve transformed OptimumBank into an institution that has now surpassed $1.4 billion. Along the way, we’ve expanded our franchise, strengthened our leadership team, broadened our lending capabilities, and significantly increased our earnings power.

Today, we are not simply a larger bank. We are a stronger and more profitable bank. During the second quarter, our annualized core return on average equity reached 26.9%, reflecting the earnings power we’ve built while maintaining disciplined underwriting and a conservative approach to risk.

This quarter marks another important chapter in our evolution. The additions of OptimumFunding and OptimumFinance expand our lending platform and enhance our ability to meet a broader range of our borrowers’ financing needs. These capabilities allow us to deepen existing relationships, support our customers across more stages of their growth, and extend those relationships further than we have been able to in the past. At the same time, our leadership transition positions the Company for its next phase while maintaining the continuity that has guided our success.

As Chairman for more than sixteen years, and now as Chief Executive Officer, I remain extremely optimistic about our future. While we are proud of what we have accomplished, I believe we are still in the early stages of our long-term growth opportunity.

With that, let’s turn to our second quarter financial results.

Slide 5

Turning to Slide 5, I believe our second quarter results demonstrate the strength and scalability of our business model. Importantly, we believe this quarter establishes a sustainable new benchmark for our financial performance going forward. Based on our current quarterly earnings run rate of approximately $0.28 per share, we believe it is reasonable to increase our forward-looking annual earnings estimate to a range of approximately $1.00 per share to approximately $1.15 per share.

We reported record quarterly net income of $6.7 million, representing a 43% increase over the first quarter and an 85% increase over the second quarter of last year. As a result, profitability strengthened considerably, with pretax income increasing by approximately $2.6 million from the first quarter.

Net interest income grew to nearly $14.7 million, driven by continued loan growth and disciplined balance sheet management. At the same time, noninterest income increased to approximately $2.5 million, reflecting the continued diversification of our revenue streams. We also recorded a reversal of credit loss expense during the quarter, highlighting the continued strength of our loan portfolio. That positive credit trend continued immediately following quarter-end. On July 1, one loan that had been past due was paid off and another was brought current, reducing our loans more than 30 days past due to a very modest level.

I also want to briefly address our earnings per share presentation. During the second quarter, we completed the exchange of all outstanding Series B and Series C Convertible Preferred Stock into nonvoting common stock. Because those preferred shares had already been reflected in our fully diluted share count, the exchange had minimal impact on diluted earnings per share. Going forward, our capital structure is simpler and easier for investors to understand.

Overall, I believe these results reflect the continued execution of our long-term strategy and reinforce our confidence in the opportunities that lie ahead.

Slide 6

Turning to Slide 6, this reconciliation highlights a metric that I believe best reflects the underlying earnings power of our franchise: core pretax, preprovision earnings.

During the second quarter, core pretax, preprovision earnings increased to $8.8 million, while our annualized core ROE reached 26.9%. These are exceptional results and demonstrate that our profitability continues to improve as we grow the balance sheet.

Our objective has never been growth for growth’s sake. Our objective is to build a larger, more profitable institution that consistently generates attractive returns for our shareholders while maintaining disciplined underwriting and prudent risk management.

Slide 7

Turning to Slide 7, I believe this slide best illustrates the transformation of OptimumBank over the past several years.

Since 2022, total assets have grown at a compound annual growth rate of more than 28%, increasing from approximately $585 million to more than $1.4 billion today. During that same period, we’ve continued investing in our people, expanding our franchise, and building the infrastructure necessary to support our long term growth.

Our profitability has grown alongside the balance sheet. During the second quarter, net interest margin expanded to 4.57%, and we believe there is still some opportunity for further expansion. At the same time, annualized core pretax, preprovision earnings reached nearly $32 million. These results demonstrate that the investments we’ve made in our people, technology, lending capabilities, and new business platforms are translating into stronger operating performance and increasing shareholder value.

While we are proud of what we’ve accomplished, we believe there remains significant opportunity ahead. We intend to continue executing the same strategy that has brought us to this point by growing responsibly, serving our customers, investing in our communities, and creating long term value for our shareholders.

With that, I’ll turn the presentation over to our Chief Financial Officer, Elliot Nunez, who will review our financial results in greater detail.

Elliot Nunez

Thank you, Moishe.

As Moishe discussed on Slide 5, the second quarter reflected continued growth in earnings and profitability. I’ll build on that overview by walking through the underlying revenue, funding costs, and expense trends shown on Slide 8.

Total interest income increased to $21.7 million during the quarter, driven primarily by continued loan growth. Total interest expense also increased as deposit balances and borrowings supported balance sheet growth. As a result, net interest income increased to $14.7 million, up approximately $1.5 million from the first quarter and $4.5 million from the second quarter of last year. Net interest margin expanded to 4.57%, compared to 4.49% in the prior quarter and 4.14% a year ago.

We recorded a $37 thousand reversal of credit loss expense during the quarter, compared to a $770 thousand provision in the first quarter, reflecting the continued strength of our credit quality.

Total noninterest income increased to $2.49 million, driven by growth in service charges and other fee income. Total noninterest expense increased to $8.38 million, reflecting continued investments in personnel and technology to support the Company’s growth.

These results contributed to pretax income of $8.84 million, an increase of approximately $2.64 million from the first quarter. Net income increased to $6.66 million, or $0.40 per basic share and $0.28 per diluted share.

Slide 9

Turning to Slide 9, this slide summarizes our results for the first six months of 2026 compared to the first six months of 2025.

Total interest income increased by approximately $10.6 million to $41.2 million, while net interest income increased by approximately $8.2 million to $27.9 million. This growth was primarily driven by continued expansion of the loan portfolio and higher earning assets.

Total noninterest income increased by approximately $1.2 million to $4.3 million. Noninterest expense increased by approximately $4.6 million, primarily reflecting investments in personnel, technology, and infrastructure to support the Company’s continued growth.

Pretax income increased to $15.0 million from $10.1 million during the first six months of 2025, while net income increased to $11.3 million, compared to $7.5 million in the prior-year period. Basic earnings per share increased to $0.79 from $0.64, and diluted earnings per share increased to $0.48 from $0.32.

Slide 10

Moving to Slide 10.

Gross loans increased to approximately $1.22 billion at June 30, 2026. Since December 31, 2022, the loan portfolio has grown at a compound annual growth rate of 30.19%. The loan yield for the first six months of 2026 was 7.11%.

Total deposits increased to approximately $1.21 billion at June 30, 2026, representing a compound annual growth rate of 28.27% since December 31, 2022. Annualized noninterest income totaled approximately $8.6 million through the first six months of 2026. Since December 31, 2022, noninterest income has grown at a compound annual growth rate of 35.68%.

Slide 11

Turning to Slide 11. Credit quality remained strong during the second quarter.

At June 30, 2026, the allowance for credit losses to loans was 0.91%. Nonperforming assets represented 0.22% of total assets, and net charge-offs to average loans were 0%. These metrics continue to reflect the quality of our loan portfolio and our disciplined underwriting practices.

The Bank also remained well capitalized. Our Tier 1 leverage ratio was 10.54% at quarter end.

Slide 12

Turning to the balance sheet, we continued building on the momentum achieved in 2025.

Total assets increased by $401.8 million year-over-year to $1.40 billion at June 30, 2026. This growth was well funded, with total deposits increasing by $335.2 million to $1.21 billion over the same period.

On the funding side, we maintained strong balance sheet discipline while continuing to diversify our deposit base and maintain ample on- and off-balance-sheet liquidity.

Finally, reflecting strong earnings retention and disciplined capital management, total stockholders’ equity increased by $20.0 million year-over-year to $134.4 million at June 30, 2026.

Slide 13

Turning to our final slide, I believe it summarizes many of the themes we’ve discussed throughout today’s presentation.

Since December 31, 2022, our loan portfolio has grown at a compound annual growth rate of 30.19%, while deposits have grown at a 28.27% compound annual growth rate. At the same time, tangible book value per diluted share has increased to $5.65.

We believe that growth has been achieved without sacrificing profitability. Our efficiency ratio of 48.79% continues to compare favorably to our peer group, while our net interest margin of 4.57% remains well above the peer average.

As discussed earlier, the exchange of our Series B and Series C Convertible Preferred Stock during the second quarter simplified our capital structure. Although diluted earnings per share for the first six months of 2026 reflects the impact of the exchange occurring during the reporting period, future reporting will reflect our simplified capital structure.

Overall, we believe these metrics demonstrate the continued execution of our long-term strategy and our commitment to creating value for our shareholders.

I’ll now turn the call back to Moishe.

Moishe Gubin

Slide 14

Thank you, Elliot.

As we conclude today’s presentation, I want to thank our employees, customers, shareholders, and Board of Directors for their continued trust and support. The results we reported today reflect the dedication of our team and the strength of the franchise we have built together.

While we are proud of another record quarter, we remain focused on the opportunities ahead. We believe OptimumBank is well positioned for continued growth, supported by a strong balance sheet, a diversified lending platform, disciplined credit culture, and an experienced management team committed to long-term value creation.

As Chairman for more than sixteen years and now as Chief Executive Officer, I am excited about the future of our Company. We will continue to execute the same disciplined strategy that has brought us to this point while remaining focused on serving our customers, supporting our communities, and delivering sustainable returns for our shareholders.

With that, I’ll turn it back to Seth to open the call for questions.

Seth Denison

Thanks, Moishe. OptimumBank continues to deliver strong financial performance, and we appreciate those taking the time to learn more about us.

Let’s open it up for questions.